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                                  SCHEDULE 10

                    NOTIFICATION OF MAJOR INTERESTS IN SHARES

1. Name of company

Randgold Resources Limited

2. Name of shareholder having a major interest

International Finance Corporation

3. Please state whether notification indicates that it is in respect of holding of the shareholder named in 2 above or in respect of a non-beneficial interest or in the case of an individual holder if it is a holding of that person's spouse or children under the age of 18

Notification related to the holding of the International Finance Corporation

4. Name of the registered holder(s) and, if more than one holder, the number of shares held by each of them

Not applicable

5. Number of shares / amount of stock acquired

Not applicable

6. Percentage of issued class

Not applicable

7. Number of shares / amount of stock disposed

400,000 (four hundred thousand) ordinary shares

8. Percentage of issued class

1.45%

9. Class of security

Ordinary

10. Date of transaction

25 September 2002



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11. Date company informed

26 September 2002

12. Total holding following this notification

553,000 (five hundred and fifty three thousand) ordinary shares

13. Total percentage holding of issued class following this notification

2.00%

14. Any additional information

The International Finance Corporation will no longer hold a notifiable interest in Randgold Resources Limited

15. Name of contact and telephone number for queries

D J Haddon       +002711 309 6043

16. Name and signature of authorised company official responsible for making this notification

D J Haddon

Date of notification

26 September 2002

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for loss of business or loss of profits) arising in contract, tort or otherwise
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it, or from any action or decision taken as a result of using this document or
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